UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 23, 2025

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 South Rosemary Avenue Suite 224 West Palm Beach, FL	33401
(Address of Principal Executive Offices)	(Zip Code)

(612) 800-0059

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 23, 2025 (the “Record Date”), a stockholder (the “Majority Stockholder”) of FOXO Technologies Inc., a Delaware corporation (the “Company”), approved certain actions by written consent (the “Written Consent”). As of the Record Date, the Majority Stockholder held approximately 82.08% of the Company’s voting rights. The Company determined that these actions and approvals are necessary because of the small market capitalization of the Company, and while certain transactions may not need the approvals described, it is possible that certain transactions, including separate transactions that may be aggregated by NYSE, will have a right to receive Class A Common Stock in excess of 20% of the issued and outstanding number of shares at the time the transaction was entered into. Pursuant to the Written Consent, the Majority Stockholder approved:

Item 1.	The approval of the issuance of shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), to certain holders of Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) as a result of conversions of shares of Series A Preferred Stock into shares of Common Stock which may result in total issuances of securities of over 20% of the issued and outstanding shares of Common Stock as of the dates of the respective issuances of Series A Preferred Stock, to comply with Section 713 of the NYSE American LLC Company Guide;

Item 2.	The approval of the issuance of shares of Common Stock to holders of convertible promissory notes previously issued as a result of conversions of such notes into shares of Common Stock and the issuances of inducement shares, which may result in total issuances of securities of over 20% of the issued and outstanding shares of Common Stock as of the dates of the respective notes issuances, to comply with Section 713 of the NYSE American LLC Company Guide;

Item 3.	The approval of the issuance of shares of Common Stock to Smithline Family Trust II (“Smithline”) as a result of the exercises of rights under the Exchange Agreement dated May 28, 2024, as amended most recently on June 10, 2025, with Smithline (the “Exchange Agreement”), which may result in total issuances of securities of over 20% of the issued and outstanding shares of Common Stock as of the date of the Exchange Agreement, to comply with Section 713 of the NYSE American LLC Company Guide;

Item 4.	The approval of the issuance of shares of Common Stock to certain holders of Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) as a result of conversions of shares of Series B Preferred Stock into shares of Common Stock which may result in total issuances of securities of over 20% of the issued and outstanding shares of Common Stock as of the dates of the respective issuances of Series B Preferred Stock, to comply with Section 713 of the NYSE American LLC Company Guide;

Item 5.	The approval of the issuance of shares of Common Stock to certain holders of Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) as a result of conversions of shares of Series C Preferred Stock into shares of Common Stock which may result in total issuances of securities of over 20% of the issued and outstanding shares of Common Stock as of the dates of the respective issuances of Series C Preferred Stock, to comply with Section 713 of the NYSE American LLC Company Guide;

Item 6.	The approval of the issuance of shares of Common Stock to certain holders of Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) as a result of conversions of shares of Series D Preferred Stock into shares of Common Stock which may result in total issuances of securities of over 20% of the issued and outstanding shares of Common Stock as of the dates of the respective issuances of Series D Preferred Stock, to comply with Section 713 of the NYSE American LLC Company Guide;

Item 7.	The approval of the issuance of shares of Common Stock to J.H. Darbie & Co., Inc. (“J.H. Darbie”) as a result of finder’s agreements, which may result in issuances of securities of over 20% of the issued and outstanding shares of Common Stock, to comply with Section 713 of the NYSE American LLC Company Guide;

Item 8.	The approval of the issuance of 40,000 shares of Common Stock to Bret Barnes, a director of the Company, as a result of an independent director agreement entered into on July 24, 2024, to comply with Section 711 of the NYSE American LLC Company Guide; and

Item 9.	To approve and adopt a proposal to amend our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding Common Stock, any time before November 6, 2025, at a ratio of 1:1.99 (the “Reverse Split”) with the exact effective date to be determined at the sole discretion of the Company’s Board of Directors, without further approval or authorization of our stockholders before the filing of an amendment to the Certificate of Incorporation effecting the proposed Reverse Split.

On June 26, 2025, the Company filed a preliminary Information Statement on Schedule 14C with the U.S. Securities and Exchange Commission with respect to the matters approved by the Majority Stockholder (the “PRE 14C”) and, as soon as it may do so, will mail the definitive Information Statement on Schedule 14C to its stockholders of record as of the Record Date. The items approved will then be effective 20 days after the mailing. Further detail regarding each of the items approved may be found in the PRE 14C.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

Date: June 26, 2025	By:	/s/ Seamus Lagan
	Name:	Seamus Lagan
	Title:	Chief Executive Officer and Interim Chief Financial Officer

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